U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                Filed Pursuant to Section 16(a) of the Securities
                   Exchange Act of 1934, Section 17(a) of the
                  Public Utility Holding Company Act of 1935 or
                     Section 30(f) of the Investment Company
                                   Act of 1940

[   ] Check this box if no longer subject to Section 16.
      Form 4 or Form 5 obligations may continue

1.  Name and Address of Reporting Person:        Kimberlin, Kevin B.
                                                 535 Madison Avenue, 18th Floor
                                                 New York, NY 10022

2.  Issuer Name and Ticker or Trading Symbol:   Next Level Communications, Inc.
                                                (NXTV)

3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Statement for Month/Year:          March 2000

5.  If Amendment, Date of Original

6.  Relationship of Reporting Person to Issuer:
    [  ]   Director                           [ x ]   10% Owner
    [  ]   Officer (give title below)         [   ]   Other (specify below)

    -------------------------------------------

7.  Individual or Joint/Group Filing (check applicable line)

    [ x ]  Form filed by One Reporting Person
    [   ]  Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

--------------------------------------------------------------------------------------------------------------------------
1)Title of Security   2)Transaction  3)Transaction   4) Securities Acquired(A)  5)Amount of  6) Ownership  7) Nature of
                        Date           Code             or Disposed of (D)        Securities    Form:Direct   Indirect
                                     --------------  --------------------------- Beneficially   (D) or        Beneficial
                       (Month/Day/                                               Owned at End   Indirect (I)  Ownership
                           Year)     Code      V     Amount (A) or (D)   Price   of Month
--------------------------------------------------------------------------------------------------------------------------

Common Stock           3/21/00        J              772,000   (D)      See Note  3,699,773        I          See Note(1)
                                                                           (1)

--------------------------------------------------------------------------------------------------------------------------

Note 1: Kevin Kimberlin Partners, LP, a Delaware limited partnership ("KKP"), of which the reporting person is the general partner, contributed 772,000 shares
(the "Shares") of the Issuer's common stock to Curb Associates, LLC, a Delaware limited liability company (the "LLC"), in exchange for 77.2% of the undivided percentage interests of the LLC. Pursuant to the LLC's Operating Agreement, KKP no longer has voting or dispositive control over the Shares. Following the contribution, KKP, of which the reporting person is the general partner, shall indirectly own 3,699,773 shares of the Issuer's common stock.





Table II - Derivative  Securities Acquired,  Disposed of, or Beneficially
           Owned  (e.g.,   puts,   calls,   warrants,   options,   convertible
           securities)
--------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative  2)Conversion or  3)Transaction  4)Transaction  5) Number of Derivative  6) Date Exercisable
Security                 Exercise Price     Date            Code        Securities Acquired(A)    and Expiration
                         of Derivative           `                        or Disposed of (D)           Date
                          Security       (Month/Day/
                                             Year)
                                                                                                Date         Expiration
                                                       Code    V          A)           (D)      Exercisable    Date
--------------------------------------------------------------------------------------------------------------------------
N/A

--------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative  2)Conversion or  3)Transaction  7)Title & Amount  8) Price of   9) Number    (10)Ownership 11) Nature of
Security                Exercise          Date           of Underlying    Derivative  of derivative     form of       Indirect
                        Price                            Securities       Security     securities       Derivative    Beneficial
                        Derivative       (Month/Day/                                   Beneficially     Security      Ownership
                        Security          Year)                                        Owned at         Direct (D)
                                                                                         End of         or Indirect
                                                                                         Month          (I)

                                                       Title   Amount or
                                                               Number of
                                                               Shares
--------------------------------------------------------------------------------------------------------------------------------

N/A


       /s/ Kevin B. Kimberlin              April 11, 2000
       ------------------------------     ------------------------
       Signature of Reporting Person               Date